Exhibit 10.15

EXECUTION COPY

April 8, 2005

James A. Attwood, Jr.

William Kennard

Hawaiian Telcom HoldCo, Inc.

Hawaiian Telcom Communications, Inc.

c/o The Carlyle Group

520 Madison Avenue, 41st Floor

New York, NY 10022

R. Ronald Hopkinson

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, NY 10022

Subject: Amendment No. 2 of Transition Services Agreement

Dear Sirs,

Reference is made to the Transition Services Agreement by and among Verizon Information Technologies LLC (successor to Verizon Information Technologies Inc.), Hawaiian Telcom HoldCo, Inc. (f/k/a Paradise HoldCo, Inc.), Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) and Verizon Hawaii Inc. dated May 21, 2004, as amended on August 27, 2004 (herein the “Transition Services Agreement”). Capitalized terms used herein have the meanings assigned in the Transition Services Agreement or the Merger Agreement, as applicable, unless otherwise defined herein.

A. The parties hereby agree to revise and replace in its entirety Schedules A and B attached hereto and incorporated herein and add a new set of Transition Services identified in Schedules C and D attached hereto and incorporated herein. The provisions of Sections 2.1(a), 2.3, 2.5, 2.7, 3.1, 3.2(d), 7.1 and 22.13 are amended, modified and restated in their entirety as follows:

2.1 (a) Following the Closing, and subject to the terms and conditions hereof, Supplier shall arrange for, procure, aggregate and otherwise cause its Affiliates and their employees and agents to provide to the Surviving Corporation and its Affiliates for use in the Business during the term hereof, the Services listed on Schedules A, C and D (collectively, the “Transition Services” and each service, a “Transition Service”). Schedules A, C and D include, for each Transition Service, (i) a description of the service (or group of related services) to be performed, (ii) significant performance requirements of Supplier or its Affiliates and the Surviving Corporation and other special terms and conditions relating directly to the services to be performed, and (iii) the base service fee or methodology to calculate the base service fee to be paid to Supplier, including monthly fixed payments (a “Fixed Monthly Service Fee”) or per unit fees or costs (a “Unit Based Service Fee”) as applicable.

2.3. Special Services Fees. Buyer, the Surviving Corporation or its representatives may request that Supplier or its Affiliates (1) participate in meetings, telephone calls, training or other consultations which may be (a) necessary for Supplier and its Affiliates or the Surviving Corporation to perform their requirements as described in Schedules A, C and D, (b) desirable to the Surviving Corporation in order to perform its requirements described in Schedule A, C and D or (c) desirable to the Surviving Corporation in connection with the usage of the Verizon Proprietary Software or (2) prepare a Linked Services Report as contemplated in Section 4.1 (all such services in clauses (1) and (2), the “Special Services”). Supplier and its Affiliates shall provide reasonable services as requested in accordance with the following terms:

(i) from May 21, 2004 until 30 calendar days following the Closing, at no charge, unless and until the total time spent by Supplier and its Affiliates for such Special Services exceeds 1,500 documented hours (the “Special Services Threshold”), in which case Buyer or the Surviving Corporation, as the case may be, shall pay Seller for all such time relating to the provision of such Special Services in excess of the Special Services Threshold at the rate of $85 per hour; and

(ii) from 30 calendar days following the Closing until the end of the term of this Agreement, at the rate of $85 per hour; provided that if the total time spent by Supplier and its Affiliates for Special Services pursuant to clause (i) above does not exceed the Special Services Threshold, then from 30 calendar days following the Closing until the end of the term of this Agreement the time spent by Supplier and its Affiliates rendering Special Services in connection with the Verizon Proprietary Software shall be at no charge, unless and until the total time spent by Supplier and its Affiliates in connection with the Verizon Proprietary Software exceeds the remaining hours available under the Special Services Threshold, and then Surviving Corporation shall pay Seller for all such time at the rate of $85 per hour (such fees for Special Services under clauses (i) and (ii) of this Section 2.3, and any amount payable pursuant to the immediately following paragraph, the “Special Services Fees”)

In addition to any amounts payable pursuant to clause (i) and (ii), Buyer or the Surviving Corporation, as the case may be, shall reimburse the Seller for all reasonable pre-approved out-of-pocket travel related costs in connection with providing any Special Services hereunder. For the avoidance of doubt, (x) the time spent by the Supplier in preparing a Linked Services Report, if requested, shall be included in the calculation of time spent by the Supplier for Special Services; provided that, notwithstanding anything to the contrary, no more than 750 hours of the time spent in preparing the Linked Services Report shall count towards the Special Services Threshold, and any time spent in preparing the Linked Services Report that is in excess of 750 hours shall be free of charge to Buyer or Surviving Corporation and (y) the time spent by the Cutover Planning

Committee in preparing the Cutover Plan shall not be included in the calculation of time spent by the Supplier for Special Services.

2.5. Service Fee. Supplier shall administer this Agreement with respect to the delivery of Transition Services. As more fully described in Article XI and subject to specific arrangements set forth in Schedules A, C and D, Supplier will coordinate all communications, questions and problem resolution with respect to all Transition Services. The Surviving Corporation shall pay Supplier for Unit Based Service Fees, Special Service Fees, Fixed Monthly Service Fees and Third Party Vendor Costs for each Transition Service as hereinafter described in Article VI (collectively, the “Service Fee”). Without limiting the obligation of the Surviving Corporation under Article VI, Supplier shall be responsible to pay its Affiliates for any Transition Services or Special Services provided and third party vendors for Third Party Vendor Costs. The Service Fee is exclusive of any Taxes.

2.7. Performance by Surviving Corporation. Subject to Section 14.2, the Surviving Corporation agrees to perform in a timely fashion those tasks, and to provide the personnel, facilities and accurate information, as are expressly set forth in Schedules A, C and D. In addition, the Surviving Corporation agrees to use commercially reasonable efforts to cooperate with Supplier and its Affiliates, and to perform in a timely fashion, those additional commercially reasonable tasks directly related to the Transition Services which Supplier may request. For purposes of clarity, the obligation of Surviving Corporation to use commercially reasonable efforts as described in the preceding sentence shall be satisfied if Surviving Corporation performs such tasks in a manner similar to how such tasks are performed by Parent’s West region telephone operations Affiliates (including those in California, Texas and the Pacific Northwest) which are receiving services similar to the Transition Services from Supplier’s Affiliates.

3.1. General Scope. Transition Services include only services and functions as were provided to Verizon Hawaii and/or its Affiliates, as applicable, on the date immediately prior to the Closing Date, unless the service descriptions on Schedule A, C or D specifically indicate otherwise. Unless specifically set forth on Schedule A, C or D, or are specifically allowed or agreed pursuant to the provisions hereof; neither Supplier nor its Affiliates will provide any additional, modified, general or customized services.

3.2 (d) If a Conforming Change occurs or a Change Request is approved in accordance with this Article III, the definition of Transition Services and Schedule A, C or D as applicable will be deemed amended to reflect the implementation of the Conforming Change or Change Request as well as any other terms and conditions agreed upon by the parties in writing.

7.1. General. Supplier and its Affiliates shall devote such time, effort and resources to the performance of Transition Services, as they deem necessary in the exercise of their reasonable discretion to provide the Transition Services specified in Schedules A, C and D. Supplier and its Affiliates will perform the Transition Services (i) in compliance with applicable Law and (ii) with the same overall standards of quality, efficiency and timeliness as such services are then being provided by Supplier’s Affiliates either to Parent’s West region telephone operations or to other Affiliates engaged in other business activities substantially similar to those activities conducted by Verizon AssetCo, as the case may be.

22.13. Governing Provisions. To the extent that any of the applicable provisions, terms or conditions set forth in Articles IV, XI or XII of this Agreement are inconsistent with the specific provisions or descriptions set forth in Schedules A, B, C or D, the provisions of Schedule A, B, C or D, as applicable shall govern and control.

B. The parties agree to add new subparagraph 4.1(c) as follows:

(c) With the exception of the Transition Service described in Section O-3 of Schedule C, the Transition Services described on Schedule C are deemed to be Linked Services, and Buyer shall be deemed not to have given any Opt-Out Notice with respect to such Transition Services.

C. The parties agree to add new subparagraph 6.2(e) as follows:

(e) Notwithstanding anything to the contrary, Surviving Corporation shall not be obligated to pay any Fixed Monthly Service Fees or Unit Based Service Fees under this Section 6.2 during the first partial month and first full calendar month with respect to the Transition Services described on Schedule C. This limitation shall not apply to Third Party Vendor Costs, Supplier License Fees or Special Service Fees.

D. The parties agree to add new subparagraph 6.3(e) as follows:

(e) Notwithstanding anything in this Section 6.3 to the contrary, for the balance of the Initial Term beyond the first partial month and first full calendar month, Surviving Corporation shall not be obligated to pay any Fixed Monthly Service Fees or Unit Based Service Fees with respect to the Transition Services described on Schedule C. This limitation shall not apply to Third Party Vendor Costs, Supplier License Fees or Special Service Fees. After the expiration of the Initial Term, for the balance of the Service Term Extension or any extended term of this Agreement, Surviving Corporation shall pay the applicable Fixed Monthly Service Fees or Unit Based Service Fees described on Schedule C, in accordance with Section 6.3(b).

E. The parties agreed to add new section 6.7 as follows:

6.7 Billing and Collection Services. Supplier and its Affiliates shall collect the fees payable to Supplier and its Affiliates from the B&C Customers pursuant to the BSAs (as such terms are defined in Schedule C, Section D-8) in connection with the services performed by Supplier and its Affiliates on behalf of Surviving Corporation pursuant to Schedule C, Section D-8, with respect to Hawaii customers. Supplier shall then pay such fees to Surviving Corporation within 30 days after receipt thereof from the B&C Customers. All payments shall be in U.S. Dollars by wire transfer of immediately available funds to Surviving Corporation’s designated account.

F. The parties hereby agree to permit Buyer to elect to take one service term extension and add related provisions and accordingly, Article XIII is amended, modified and restated in its entirety as follows:

13.1. Term. This Agreement shall become effective as of the date first written above and shall, subject to Section 14.2, expire upon the earlier of: (i) the date that a termination pursuant to Section 14.1 becomes effective and (ii) the Sunday immediately following the nine (9) month anniversary of the Closing Date, but in no event beyond the Sunday immediately following January 31, 2006 (the “Initial Term”), provided that on or prior to the five (5) month anniversary of the Closing Date, the Surviving Corporation shall have the right to extend the term to any specified Sunday which is following the nine (9) month anniversary of the Closing Date and prior to the 15 month anniversary of the Closing Date (any such extended period, the “Service Term Extension”). It is understood by the parties that Surviving Corporation shall be responsible, in accordance with Section 6.3, for all applicable costs and expenses incurred through and including the date of the Cutover. With respect to the Transition Services identified on Schedule A, C, and D, Supplier and its Affiliates shall commence providing such services on the Closing Date of the Merger (or, in the case of the service described in Schedule C, Section D-8, prior to such date as provided therein) and, subject to the terms and conditions hereof (including Section 13.2), shall provide each Transition Service for the remainder of the term hereof.

13.2. Service Term Extension Not Applicable to Schedule D Transition Services. Notwithstanding anything to the contrary in this Section 13, the Service Term Extension shall not be applicable to the Transition Service described in Schedule D, and the term applicable to the provision of such Transition Service shall not exceed nine months.

13.3 Termination on Buyer Change of Control. Notwithstanding any other provision herein, including the provisions of Section 22.2, if a Buyer Change of Control occurs after the expiration of the Initial Term, during the balance of the Service Term Extension or any extended term of this Agreement, the term of this Agreement shall automatically expire, without further notice or action by Supplier.

13.4. Third Party Consents for Term Extension. If it becomes necessary to extend the time period applicable to any consents obtained from licensors of Third Party Intellectual Property for the use of such Third Party Intellectual Property in connection with the Transition Services, Surviving Corporation and its attorneys and agents may, at Surviving Corporation’s cost and expense, contact such licensors on behalf of Supplier and its Affiliates, and request appropriate extensions and fee waivers. Supplier or its applicable Affiliate will raise no objection or conflict with Surviving Corporation’s use, at its own expense, of Duane Morris LLP to assist in this process. Supplier or its applicable Affiliate will, to the extent reasonably necessary, timely review, comment upon and execute such license extensions and other agreements that may thereafter be offered by licensors in connection therewith.

G. The parties hereby agree to amend, modify and restate all of Section 14.2 as follows:

14.2 Termination of Services.

(a) The Surviving Corporation may not terminate any Transition Service after the Closing, except as may be specified in the Cutover Plan for particular Transition Services; provided, that if the Closing occurs prior to the date contemplated in the Cutover Plan, then the parties agree that the Supplier and the Surviving Corporation may not be in a position to plan for the provision of less than all of the Transition Services. In such case, upon the Closing, Supplier shall provide to the Surviving Corporation all of the Transition Services; provided, that upon the Closing, the Cutover Planning Committee shall revise its Cutover Plan in order that the Supplier may as timely as possible terminate those Transition Services listed in an Opt-out Notice, if any, received from the Buyer in accordance with Section 4.1.

(b) For the avoidance of doubt, when all Transition Services cease to be provided hereunder, the Cutover shall occur. The Cutover must occur on a Sunday. The Surviving Corporation acknowledges and agrees that it must be prepared to perform, or have other third parties perform on its behalf, all of the Transition Services without interruption upon the Cutover. Supplier agrees to reasonably cooperate in such planning and preparation and to reasonably cooperate in the transition of the Transition Services to the Surviving Corporation or its designee, including by performing the tasks assigned to it in the Cutover Plan. Surviving Corporation shall give Supplier no less than four (4) months prior written notice of any Cutover or proposed Cutover (such notice a “Cutover Notice” such period, the “Notice Period”), it being understood that unless Buyer delivers the notice contemplated by Section 13.1 exercising its right to the Service Term Extension, the Surviving Corporation shall be deemed to have delivered a Cutover Notice providing that the Cutover shall occur on the Sunday immediately following the nine (9) month anniversary of the Closing. Within the first 60 days of the Notice Period, the Surviving Corporation shall have the right to void such Cutover Notice by notifying the Supplier to such effect, provided that (i) such right may only be exercised one time under this Agreement and (ii) such notice must be accompanied by payment (which the parties acknowledge is fair and reasonable) of $24,300 for each day from the date of the Cutover Notice to and including the date of such notice.

(c) If at the time of termination or expiration of this Agreement, including the earliest to occur of the end of the Initial Term or, if applicable, the Service Term Extension, or, any failure of a Cutover to occur at the end of the Notice Period, the Surviving Corporation needs to receive any of the Transition Services for any reason, then the parties agree that Supplier and its Affiliates shall continue to provide the Transition Services that the Surviving Corporation has not transitioned off as well as any applicable Linked Services, until such time as Surviving Corporation can transition off of them (any such period until the Cutover occurs, a “Holdover Period”). In the event of a Holdover Period, the Surviving Corporation shall pay to Supplier (i) in advance for each full or partial month of any Holdover Period, an amount equal to two (2) times the amount of the Service Fees payable for such Transition Services as well as any applicable Linked Services that shall continue during the Holdover Period, it being understood and agreed that such rate is fair and reasonable, plus (ii) if applicable, interest for nonpayment at the Applicable Rate; provided, however, that Surviving Corporation shall only be required to pay the Service Fees applicable to such Transition Service as well as any applicable Linked Services at the rates otherwise applicable prior to the Holdover Period if the delay in the Surviving Corporation’s transition off that particular Transition Services (x) is due to a Force Majeure Event (as defined below) and then only for the shorter of such Force Majeure Event and 30 calendar days or (y) occurs at a time when the Surviving Corporation (A) aborts a proposed Cutover, (B) gives notice that it will attempt such Cutover on the immediately succeeding Sunday or the following Sunday thereafter and (C) is successful in accomplishing the Cutover on such designated Sunday.

Sincerely

Verizon Information Technologies LLC

By:	/s/ Stephen E. Smith
Stephen E. Smith
Authorized Representative

ACCEPTANCE AND AGREEMENT

The undersigned authorized representatives of Hawaiian Telcom HoldCo, Inc. (f/k/a Paradise HoldCo, Inc.) and Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) hereby accept and agree with the above described amendments and additions to the Transition Services Agreement.

HAWAIIAN TELCOM HOLDCO, INC.

By:	/s/ Illegible

Name:

Title:

Date:

HAWAIIAN TELCOM COMMUNICATIONS, INC.

By:	/s/ Illegible

Name:

Title:

Date:

[TSA AMENDMENT SIGNATURE PAGE]

ACKNOWLEDGMENT

CONCERNING

STATUS OF SCHEDULE C TO THE

TRANSITION SERVICES AGREEMENT

Reference is made to that certain Transition Services Agreement by and among Verizon Information Technologies LLC (successor to Verizon Information Technologies Inc.), Hawaiian Telcom HoldCo, Inc. (f/k/a Paradise HoldCo, Inc.) (“Buyer”), Hawaiian Telcom Communications, Inc. (f/k/a Paradise MergerSub, Inc.) (“MergerSub”) and Verizon Hawaii Inc. dated May 21, 2004, as amended on August 27, 2004 and April 8, 2005 (herein the “Transition Services Agreement”). Capitalized terms used herein have the meanings assigned in the Transition Services Agreement or in that certain Amended and Restated Agreement of Merger (the “Merger Agreement”), dated as of April 8, 2005, by and among Buyer, MergerSub, GTE Corporation, (“Seller”), and Verizon HoldCo LLC (the “Company”).

The parties to the Transition Services Agreement and the Merger Agreement hereby agree and acknowledge that: (i) the items designated with an asterisk (*) and initialed on Schedule C attached to the Transition Services Agreement were recently proposed as amendments to such Schedule C (the “Designated Items”) and that Buyer has not yet been able to obtain from Seller the requisite information to determine whether such Designated Items (or the operative language relating thereto) are appropriate amendments to such Schedule C, (ii) Buyer and Seller will as soon as reasonably practicable after the date hereof exchange requisite information and make resources available to determine whether and on what terms to add such outstanding Designated Items in a manner that is mutually acceptable to both parties and (iii) all other portions of Schedule C have been agreed to and are in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties, acting through their duly authorized agents, have caused this Acknowledgement to be duly executed and delivered as of April 8, 2005.

GTE CORPORATION

By:	/s/ Stephen E. Smith
Name:
Title:

VERIZON INFORMATION TECHNOLOGIES LLC

By:	/s/ Stephen E. Smith
Name:
Title:

VERIZON HOLDCO LLC

By:	/s/ Stephen E. Smith
Name:
Title:

HAWAIIAN TELCOM HOLDCO, INC.

By:	/s/ Illegible
Name:
Title:

HAWAIIAN TELCOM COMMUNICATIONS, INC.

By:	/s/ Illegible
Name:
Title: